                                                                   Exhibit 10.BU

                AGREEMENT to PURCHASE and USE T-HEXX CONCENTRATE
                                       and
                                T-HEXX TRADEMARK

T-HEXX PRODUCT AGREEMENT              Page-2


                                TABLE OF CONTENTS

1. GRANT OF LICENSE............................................................1

2. OWNERSHIP OF MARKS..........................................................1

3. ADVERTISING COPY/LABELING...................................................1

4. QUALITY MAINTENANCE.........................................................2

5. FORM OF USE.................................................................3

6. USE FEE.....................................................................3

7. INFRINGEMENT PROCEEDINGS....................................................4

8. TERM........................................................................4

9. TERMINATION OF EXCLUSIVE LICENSE FOR NOT ABIDING BY MINIMUM PURCHASES.......4

10. TERMINATION ...............................................................4

11. EFFECT OF TERMINATION......................................................5

12. SUPPLY OF CONCENTRATE......................................................5

13.PATENT LICENSE TO USE.......................................................5

14. INDEMNIFICATION AND INSURANCE..............................................6

15. GENERAL PROVISIONS.........................................................6
         Assignment............................................................6
         Entire Agreement......................................................6
         Not a franchise.......................................................6
         Waiver................................................................6
         Controlling Law and Place of Suit.....................................6

Exhibit A......................................................................9

Exhibit B.....................................................................10

T-HEXX PRODUCT AGREEMENT              Page-3


Exhibit C.....................................................................11

Exhibit D.....................................................................12

Exhibit E.....................................................................17

T-HEXX PRODUCT AGREEMENT              Page-4


This Agreement entered into on the 9th day of March, 1999, between:

Hydromer, Inc. ("Hydromer"), a corporation organized and existing under the laws of New Jersey, located at 35 Industrial Parkway, Branchburg, N.J., U.S.A

and

AST, Inc. ("AST"), a Pennsylvania corporation organized and existing under the laws of Pennsylvania, located at 579 Route 185, Bernville, Pa 19506.

Hydromer is the owner of the trademarks and service marks (the "Marks"), and applications and registrations for the Marks, listed in Exhibit A. AST desires to use the Marks in connection with its business. In consideration of the foregoing and of the mutual promises set forth in this agreement, the parties agree as follows:

1. GRANT OF LICENSE

Hydromer grants to AST a conditional exclusive, non-transferable license, without the right to sub-license, to use the Marks in connection with the goods and services listed in Exhibit B in the United States of America, Canada and Mexico. AST accepts the license subject to the following additional terms and conditions.

2. OWNERSHIP OF MARKS

AST acknowledges that Hydromer owns the Marks and agrees that it will do nothing inconsistent with such ownership, including but not limited to selling any product that competes with the goods or services in Exhibit B. All uses of the Marks by AST shall inure to the benefit of, and be on behalf of Hydromer. AST will assist Hydromer in recording this agreement with appropriate governmental authorities. Nothing in this license shall give AST any right, title, or interest in the Marks, other than the right to use the Marks in accordance with the terms of this license. AST will not attack the title of Hydromer to the Marks or attack the validity of this license.

3. ADVERTISING COPY/LABELING

Hydromer at it's own expense will provide all advertising copy and creative works (which Hydromer claims are copyrights of Hydromer) to AST. AST shall not, without written permission, place ads, develop sales material, communicate clinical results or otherwise develop any communications to third parties relating to the Marks or the goods/services on which the Marks are used including the labeling and labels used on or with the goods and services.
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T-HEXX PRODUCT AGREEMENT              Page-5


Hydromer agrees to provide matching funds up to $50,000 per year to be used as placement fees to HYDROMER APPROVED: NATIONAL journals, papers and magazine to enable the advertising of the Marks and the Products. AST shall upon request provide reasonable documentation to substantiate the expenditure of such funds and a like amount by AST. Such matching funds may be in the form of direct payment by Hydromer or by a credit memo issued by Hydromer to AST in Hydromer's sole discretion.

4. QUALITY MAINTENANCE

The nature and quality of all services rendered and goods sold by AST in connection with the Marks shall conform to standards set by and be under the control of Hydromer. Standards for product formulation and testing are attached as Exhibit C. Hydromer has the right to make changes to the formula in its sole discretion provided such changes could not effect the safety or lessen the effectiveness of the goods sold by AST.

AST will cooperate with Hydromer in facilitating Hydromer's control of the quality aspects and will permit reasonable inspection of AST's operation. AST will supply Hydromer with specimens and test results for each batch of product which carries the Marks. UNDER NO CIRCUMSTANCES WILL AST RELEASE ANY BATCH OF T-HEXX FOR SALE until the tests set forth in exhibit C are completed by AST. Until such release the batch(s) are to be quarantined. Any release of untested, partially tested or inaccurately tested Product is a material breach of this Agreement. AST agrees that the safety and effectiveness of the T-HEXX goods made by AST are the sole responsibility of AST, however Hydromer has the right to take all reasonable steps to insure that its trademarks are not tainted, clouded or diluted by a poor quality T-HEXX product.

Any recall of a T-HEXX product shall be done at the expense of AST unless the defect is caused by the T-HEXX concentrate supplied by Hydromer. The quality of the T-HEXX concentrate shall be determined by the retained samples kept at Hydromer.

AST shall comply with all applicable laws and regulations and obtain all appropriate governmental approvals pertaining to the manufacture, sale, distribution, and advertising of goods and services covered by this license, including but not limited to the "National Mastitis Council Recommended Protocol for Determining Efficacy of a Postmilking Barrier Teat Dip Based on Reduction of Naturally Occurring New Intramammary Infections" a copy of which is attached to this contract as Exhibit D. In addition, AST will abide by all other recommendations of the National Mastitis Council and guidance documents issued by the U.S. Food and Drug Administration from time to time or the government of a particular sovereignty as the case may be. AST shall provide all copies of submissions to, and approvals of
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T-HEXX PRODUCT AGREEMENT              Page-6


any governments with respect to the PRODUCTS.

Starting May 1, 1999 and ending June 30, 2000 AST will:

         a. Follow the specific protocol to test the goods in conformance with the NMC recommended protocol set forth in Exhibit D. Submit the testing plan, the investigators identity(s), the schedule and the estimated cost to Hydromer for approval.

         b. Upon approval, test the goods pursuant to the testing plan.

         c. Submit the final report and data to Hydromer.

Hydromer agrees to reimburse AST for one half of the cost up to $50,000 (evidenced by paid invoices submitted to Hydromer by AST) of devising a protocol and performing the testing as devised pursuant to sub-paragraph a. above. Said reimbursement may be in he form of direct payment by Hydromer or by a credit memo issued by Hydromer to AST in Hydromer's sole discretion.

Hydromer may terminate this Agreement if the activity in sub-paragraph a, b and c above is not completed by July 1, 2000, time being of the essence.

In the event that the quality of AST's goods or services with which the Marks are used falls below acceptable standards established by Hydromer, the FDA or the National Mastitis Council, or AST fails to submit samples and test results to Hydromer for each batch, at the sole and exclusive judgment of Hydromer, which shall be conclusive, Hydromer shall notify AST in writing. AST shall cure any deficiency in quality within thirty (30) days of receipt of such notice of deficiency from Hydromer. In the event that such deficiency is not cured within thirty (30) days, Hydromer shall have the right to terminate this agreement.

5. FORM OF USE

AST will use the Marks only in the form and manner and with appropriate legends as prescribed from time to time by Hydromer, and will not use any other trademark or service mark in combination with any of the Marks without the prior written approval of Hydromer.

6. USE FEE

AST agrees to pay a use fee to Hydromer for all uses of the Marks pursuant to the rate set forth in Exhibit E. The uses of the Marks and the payment of the use fee must be received by Hydromer within 45 days after the end of any calendar quarter. In the event Exhibit E contains minimum payments, said payments will be

T-HEXX PRODUCT AGREEMENT              Page-7


so included.

7. INFRINGEMENT PROCEEDINGS

AST agrees to notify Hydromer of any unauthorized use of the Marks by others as soon as it comes to AST's attention. Hydromer shall have the right and discretion to bring infringement or unfair competition suit or proceedings involving the Marks. In the event Hydromer fails to bring such suit or proceeding, AST shall have the right to bring such suit or proceedings after a 60 day written notice to Hydromer.

8. TERM

This agreement shall continue in full force and effect until June 30, 2000, ("expiration date") unless sooner terminated as provided for in this agreement. Thereafter this Agreement shall self renew for successive one year periods ("renewed period") unless either party notifies the other 60 days before expiration date or the end of any renewed period that this agreement shall not self renew. Nothing in this agreement shall be construed as granting AST or any other person a perpetual license to the Marks.

9. TERMINATION OF EXCLUSIVE LICENSE FOR NOT ABIDING BY MINIMUM PURCHASES

Starting with the quarter beginning 10/1/99, and for each quarter thereafter, the quarterly minimum purchases of T-Hexx concentrate shall be as set forth in Exhibit E. ("the Minimum"). Hydromer reserves the unilateral right to convert this license to a non-exclusive license if the Minimums are not met after a 30 day written notice, however Hydromer agrees that any other T-HEXX Product Agreement entered into within the now non-exclusive territory will be at terms no more favorable then the terms herein.

10. TERMINATION

Hydromer shall have the right to terminate this agreement upon thirty (30) days' written notice to AST in the event of any affirmative act of insolvency by AST, or upon the appointment of any receiver or trustee to take the possession of the properties of AST, or upon the winding-up, sale, consolidation, merger, change of control or any other sequestration by governmental authority of AST, upon attaining a total receivable to Hydromer in the amount over $50,000 for more then 60 days for any product purchased or use fee owed or upon breach of any of the provisions of this agreement by AST.

Hydromer may also terminate this Agreement if AST commits a material breach and such breach is not cured after a 30 day notice is sent to AST by Hydromer.

T-HEXX PRODUCT AGREEMENT              Page-8


AST shall have the right to terminate this Agreement for any reason upon a 30 day written notice to Hydromer.

11. EFFECT OF TERMINATION

Upon termination of this agreement AST agrees to immediately discontinue all use of the Marks and any term similar to the Marks. AST agrees to delete the similar term or Mark from its corporate or business name, to cooperate with Hydromer or its appointed agent to apply to the appropriate authorities to cancel recording of this agreement from all governmental records, and to destroy all printed material bearing any of the Marks. AST agrees that all rights in the Marks and the goodwill connected with those Marks shall remain the property of Hydromer. AST shall have 90 days to liquidate the then existing inventory of T-HEXX Teat Dip which comply with all the standards in this Agreement including but not limited to testing and releasing.

12. SUPPLY OF CONCENTRATE

HYDROMER will make the patented T-HEXX 12% concentrate available to AST at $8.20 per Kg., not including use fees. Hydromer reserves the right to increase the price at a rate not to exceed the increase in the CPI for Northern New Jersey. Hydromer will give AST a 60 day written notice of any increase. In the event that the cost increase ratio of any raw material which Hydromer purchases exceeds the CPI for Northern New Jersey, Hydromer may pass this additional incremental cost to AST.

All invoices from Hydromer to AST must be paid in 45 days time being of the essence. If AST fails to pay an invoice in 45 days, such omission is a material breach of this Agreement.

13. PATENT LICENSE TO USE.

AST recognizes and agrees that the T-Hexx concentrate formula uses art taught by patents 4,642,267; 5,837,266 and/or 5,851,540 and other patents and patent applications that are now in existence or will be in existence. Nothing herein is intended to grant a license to make, sell, offer for sale or import any chemical or concentrate covered by any Hydromer patents, patent applications or trade secrets, but only the exclusive right to use T-Hexx concentrate to make the goods set forth in Exhibit B and selling the goods with the Marks set forth in Exhibit A.

14. INDEMNIFICATION AND INSURANCE

AST indemnifies Hydromer from all damages resulting from AST's products or

T-HEXX PRODUCT AGREEMENT              Page-9


services. AST agrees that it will obtain, at its own expense, product liability insurance from a recognized insurance company, providing adequate protection (at least in the amount of $3,000,000/$5,000,000) naming Hydromer as an additional insured, against any claims, suits, loss, and damage (including reasonable attorneys' fees arising out of any alleged defects in the goods and services listed in Exhibit B. As proof of such insurance, a fully paid certificate of insurance naming Hydromer as an insured party will be submitted to Hydromer by AST for Hydromer's prior approval before any of the goods and services listed in Exhibit B are distributed or sold, and at the latest within thirty (30) days after the commencement of the term of this agreement. Any proposed change in certificates of insurance shall be submitted to Hydromer for its prior approval. Hydromer shall be entitled to a copy of the then prevailing certificate of insurance, which shall be furnished to Hydromer by AST.

15. GENERAL PROVISIONS

Assignment. This agreement shall be binding upon the parties' respective successors and permitted assignees. AST may not assign this agreement or any rights or obligations under this agreement without the prior written consent of Hydromer, and any such attempted assignment shall be void. A change of control of AST is considered to be an assignment.

Entire Agreement. This agreement contains the entire understanding of the parties and supersedes all prior written or verbal agreements or representations. No change or waiver of any provision of this agreement shall be valid unless in writing and signed by the party against whom such change or waiver is sought to be enforced. Any signing by Hydromer, Inc. must be done by the President of the corporation. No employee, agent, or representative of either party has authority to bind such party by any oral representation or warranty.

Not a franchise. The parties agree that this Agreement shall not be considered a franchise and any provision of any state law to the contrary is hereby waived by both parties to the maximum extent allowed by law. Surviving Clauses. If a court deems or declares invalid or unenforceable any clause or provision of this agreement, all other terms and provisions shall remain in full force and effect.

Waiver. No delay or omission by Hydromer to exercise any right or power under this agreement shall impair any such right or power or be construed as a waiver.

Controlling Law and Place of Suit. This agreement shall be subject to and shall be interpreted according to the laws of the New Jersey and both parties agree to the jurisdiction thereof.

T-HEXX PRODUCT AGREEMENT              Page-10


The parties execute below this agreement in duplicate by their respective authorized representatives.


Hydromer, Inc.


By: _____________________________
    Manfred F. Dyck

Title: President and CEO

AST, Inc.


BY: __________________________________
    Steven Pugliese

TITLE: President

T-HEXX PRODUCT AGREEMENT              Page-11


Exhibit A



                                     T-HEXX

T-HEXX PRODUCT AGREEMENT              Page-12


Exhibit B

Teat dip for use on the teats of dairy cows

T-HEXX PRODUCT AGREEMENT              Page-13


Exhibit C. Formulation and tests to be performed on each T-HEXX Product.

T-HEXX PRODUCT AGREEMENT              Page-14


Exhibit D


                            National Mastitis Council
               Recommended Protocol for Determining Efficacy of a
                      Postmilking Barrier Teat Dip Based on
                        Reduction of Naturally Occurring
                           New Intramammary Infections

Experimental Design

Dip teats of half of the quarters after each milking in the experimental barrier teat dip being tested. Experimental design can be either a split-udder or split-herd design. Determine the number of new intramammary infections (IMI) in quarters with teats dipped in the experimental product and in quarters dipped in a positive-control germicidal teat dip. Positive-control teat dips should previously been shown efficacious compared with not dipping in either experimental challenge or natural exposure trials.

Selecting Experimental Herds, Cows, and Quarters

Trials should be conducted in at least two herds. Conduct trials in herds where whole-hearted cooperation of managers to comply with experimental procedures can be attained. Monitor milking equipment and milking management practices carefully and regularly to minimize machine-mediated infections. This is especially necessary in commercial herds where constant supervision by the investigator will not be practical. All quarters are eligible except quarters with teats that are deformed due to previous injury. Exclude quarters with teats that are injured during the trial for the remainder of that lactation; such quarters may re-enter the trial after a dry period if the injury has healed.

Teat Dipping

Dip teats of half the cows in the experimental product in a split-herd design. Cows in the remainder of the herd serve as positive-controls. In this situation, take care to ensure that cows are balanced by: 1) parity; 2) stage of lactation; and 3) bacteriological status of quarters. Ensure that the two groups are milked in the same facility. When a split-udder design is used, either dip two diagonal teats or teats on either the right or left side of each udder with the experimental barrier product. The other two teats on each cow is dipped with the positive-control germicidal product. Apply teat dips immediately after milking machine removal.

T-HEXX PRODUCT AGREEMENT              Page-15


Sampling Schedule and Procedures

Collect duplicate or two consecutive single quarter milk samples to determine existing infections in the herd at the beginning of the trial. Obtain a third sample when results of the first two samples do not agree. Culture single quarter milk samples monthly during the trial. A second quarter milk sample should be collected within seven days from all quarters in which the bacteriological status of the gland had changed from the previous month. Culture duplicate samples from cows calving and herd additions prior to inclusion in the trial. When any quarter develops clinical mastitis, collect and culture duplicate milk samples from all four quarters before any treatment is administered. Collect and culture duplicate milk samples from individual cows at drying off or upon leaving the herd. Collect all samples consistently either immediately before or after a regular milking using standard procedures (1,3).

Criteria for Diagnosing Infections

Examine all milk samples bacteriologically and identify organisms isolated according to standard procedures (1,3). In determining that a quarter is free of infection when it enters the trial, no pathogens may be recovered from two of the initial samples. Diagnose a new IMI when the same bacterial species is isolated from: 1) both of the duplicate samples taken from clinical quarters or;
2) two consecutive samples taken during the trial. The status of a quarter should be recorded as a bacteriologically-negative clinical case when bacteriological results of duplicate samples from a clinical quarter do not match. Clinical mastitis and IMI diagnosed during the first seven days of lactation should not be included in data analyses of teat dip efficacy. An individual quarter is eligible for only one infection per bacterial species during a lactation (i.e., only one Escherichia coli infection per quarter per lactation). Quarters infected in one lactation may be included in the trial in the subsequent lactation if it is determined that the infection was eliminated during the dry period either spontaneously or as a result of therapy.

Data Presentation

The report of a trial should include: 1) duration of the trial; 2) number of quarters in the trial at the onset and on the date of each monthly or bimonthly sampling; 3) number of total new IMI, categorized by bacterial species or type, that occurred in positive-control and treated quarters; 4) the percentage differences in total new IMI between treated and control quarters and for each bacterial species; 5) the number of new clinical cases, categorized by bacteriological status, that occurred

T-HEXX PRODUCT AGREEMENT              Page-16


in control and treated quarters; and 6) the percentage difference in new clinical cases between treated and control quarters.

Data Analyses

The purpose of the trial must be decided a priori when using a positive-control. The purpose is most often to determine either: 1) if the experimental product is more efficacious than the positive-control or; 2) the efficacy of the experimental product does not vary from that of the positive-control by greater than a predetermined amount.

         Environmental pathogens: Although germicidal teat dips can effectively reduce incidence of new IMI by the contagious pathogens Staphylococcus aureus and Streptococcus agalactiae, germicidal teat dips do not reduce rate of new IMI by environmental pathogens (3). Therefore, to claim an experimental barrier teat dip is efficacious against environmental pathogens (i.e., Escherichia coli, Klebsiella spp., Streptococcus uberis), the efficacy of the experimental product should be greater than that of the positive-control germicide. To determine if the efficacy of an experimental product is greater than that of a positive-control, the hypothesis is formulated and tested as if teats on control quarters were not being dipped. Data must express the relation between quarters becoming infected in quarters treated with the experimental teat dip and in quarters with teats dipped in the control product. Differences between percent quarters becoming infected in treatment groups can be tested where t approximates a standard Student's t statistic:

                  t = [(x1/n1)-(x2/n2)]/[(x1+x2)/(n1n2)].5

                           x1 = number new IMI in control quarters
                           x2 = number new IMI in treated quarters
                           n1 = (number of control quarters)(time unit) n2 = (number of treated quarters)(time unit)

         The denominators n1 and n2 can be expressed as the summation of either quarter-days, quarter-months, or quarter-years dependant upon the experimental design. The percent reduction in new infection rate in the treated group compared with that in the control group is expressed as:
         100 [(x1/n1)-(x2/n2)]/(x1/n1).

         Contagious pathogens: The efficacy of an experimental barrier teat dip against Staphylococcus aureus and Streptococcus agalactiae should not be less than that of the positive-control teat dip. Experimental products may be tested to determine if efficacy is "equal" to that of the positive control.
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T-HEXX PRODUCT AGREEMENT              Page-17


         Equivalence can be evaluated by constructing a confidence interval on the difference between two proportions. A 95% one-sided confidence interval for the difference between proportions can be computed using the normal approximation (1):

                           LLCI = [(x1/n1)-(x2/n2)] -
                           [Z"/2][(x1/n1)-(x2/n2)]/[(x1+x2)/(n1n2)].5

                           x1 = number new IMI in control quarters
                           x2 = number new IMI in treated quarters
                           n1 = (number of control quarters)(time unit) n2 = (number of treated quarters)(time unit) Z" /2 = 1.645 for a 95% CI
                           LLCI = lower limit confidence interval

         The denominators n1 and n2 can be expressed as the summation of either quarter-days, quarter-months, or quarter-years dependant upon the experimental design. Two points of concern about the use of this computation: 1) the lower limit of CI is the only figure computed. The upper limit of CI is set at 1 because the issue in question is how much the efficacy of the positive control is greater than the efficacy of the experimental product. Therefore, if the CI contains the value 0, equivalence between dips can be assumed; and 2) this normal approximation should be used only when x1 and x2 are both > 5.

Trial Duration

Duration of each trial should be at least 12 months to include each season of the year. The length of a trial required to demonstrate efficacy of a teat dip will depend on the number of quarters available initially and the rate of new IMI in the control and treated groups. Guidelines for estimating the number of quarters required, the probable duration of a trial and the point at which a trial may be terminated after 12 months are those detailed in (1). These guidelines are applied to total IMI and separately to each species of bacteria against which efficacy is tested.

References

1. Hogan, J. S., D. M. Galton, R. J. Harmon, S. C. Nickerson, S. P. Oliver, and
J. W. Pankey. 1990. Protocols for evaluating efficacy of post-milking teat dips.
J. Dairy Sci. 73:2580.
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T-HEXX PRODUCT AGREEMENT              Page-18


2. Current Concepts of Bovine Mastitis. 1996. National Mastitis Council, Inc., Madison WI.

3. Microbiological Procedures for the Diagnosis of Bovine Udder Infection. 1990. National Mastitis Council, Inc., Madison, WI.

Protocol developed by the National Mastitis Council Research Committee, 1997.

T-HEXX PRODUCT AGREEMENT              Page-19


Exhibit E.

(use fees)

$3.50 per Kg. of T-Hexx 12% concentrate purchased by AST in addition to the standard price. All purchase of T-Hexx concentrate from Hydromer shall be on non cancelable purchase order for a minimum quantity of 4-55 gallon drums at the then current price computed in section 11 with at least a 3 week notice, AST to supply containers/drums. Hydromer shall supply and affix T-Hexx labels.

Minimum quarterly purchases shall be:

4/1/99-6/30/99             1,600 gallons

7/1/99-9/30/99             5,000   "

10/1/99-12/31/99           12,500  "

1/1/2000-3/31/2000         17,500  "

4/1/2000-6/30/2000         23,125  "

7/1/2000-9/30/2000         37,500  "

10/1/2000-12/31/2000       50,0000 "

1/1/2001-3/31/2001         60,000  "

4/1/2001-6/30/2001         75,000

and for each quarter
         thereafter        85,000 gallons